Exhibit 10.2
SUPPORT AND MANAGEMENT SERVICES AGREEMENT
BETWEEN
HearUSA, INC.
AND
HELIX HEARING INC.
April 27, 2009

Support and Management Services Agreement	CONFIDENTIAL

SUPPORT AND MANAGEMENT SERVICES AGREEMENT
THIS AGREEMENT is made as of the 27th day of April, 2009 (the “Effective Date”)
BETWEEN
HearUSA, INC.,
a corporation established under the laws of Delaware.
1250 Northpoint Parkway, West Palm Beach, FL 33407
Telephone Number: (561) 478-8770 ext. 133
Fax Number: (561) 688-8893
(hereinafter, “Provider”)
AND
HELIX HEARING INC.,
a corporation established under the laws of Ontario
290 McGill Street, Suite A, Hawkesbury, ON K6A 1P8
Telephone Number: (613) 632-1783
Fax Number: (613) 632-5714
(hereinafter, “Helix”)
IN CONSIDERATION of the covenants and agreements set out in this Agreement, and other good and valuable consideration, the parties agree as follows:
1. BACKGROUND AND DEFINITIONS
1.1	Definitions. A glossary of defined terms is set out in Schedule A (Glossary). All capitalized terms used in this Services Agreement will have the meaning set out in Schedule A.
1.2
Background. Helix wishes to license the Software and acquire the Services. Provider is engaged in a business substantially similar to that carried on by Helix and operates and maintains the Software in support of its business.

2. SERVICES
2.1	Scope. Provider agrees to provide to Helix the Services described in this Agreement, as amended from time to time, in each case in accordance with the terms and conditions set forth in this Agreement.
2.2 Subcontracting
(a)
Subcontracting. Provider may not subcontract the performance of all or part of any Services to any Person without the prior written consent of Helix which may be withheld by Helix in its discretion and may be subject to terms and conditions prescribed by Helix.

(b)
Payment of Representatives. Provider will be solely responsible for all payments including employee benefits and penalties to all of its Representatives including its subcontractors. Helix will not be responsible for conditions of employment, benefits or penalties.

2.3	Responsibility. Provider has overall responsibility for the provision of the Services to Helix. All Services will be performed from Provider’s facilities in the United States.
2.4 Change Orders
(a)
Initiated by Helix. Helix may initiate changes to any of the Work Product and Services by delivering to Provider a copy of the Change Request Form that includes a description of the requested change and has been executed by an authorized Representative of Helix. Once a change is initiated by Helix, Provider will promptly add the following information to the applicable Change Request Form and return the supplemented Change Request Form to Helix:

(i)	a reasonably detailed description of how Provider proposes to implement the requested change, including the names of any Representatives of Provider to be made available to perform any Services;

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(ii)	any associated changes to amounts or estimated amounts payable by Helix as are necessary to reflect the proposed changes to the Work Product and Services;
(iii)	any changes to the dates set out in Schedule B as are necessary to reflect the proposed changes to the Work Product and Services; and
(iv)	any changes or additions to the terms and conditions applicable to Helix’s use of the Work Product and Services which Provider proposes in connection with the implementation of the proposed change.
(b)
Initiated by Provider. Provider may initiate changes to any of the Work Product and Services by delivering to Helix a copy of the Change Request Form that includes the following information and has been executed by an authorized Representative of Provider: (i) a description of the requested change; (ii) a reasonably detailed description of how Provider proposes to implement the requested change, including the names of any Representatives of Provider to be made available to perform any Services; (iii) any associated changes to the amounts or estimated amounts payable by Helix, and any changes to the dates set out in Schedule B, in each case as are necessary to reflect the proposed changes to the Work Product and Services; and (iv) any changes or additions to the terms and conditions applicable to Helix’s use of the Work Product and Services which are necessary to reflect the proposed changes or additions to the Work Product and Services.

(c)
Timeframe. A party receiving a Change Request Form will use commercially reasonable efforts to respond to such form within the timeframe requested in such form and, in any event, within a reasonable timeframe.

(d)
Change Orders. Once the terms and conditions set out in any Change Request Form are approved in writing by both parties, it becomes a “Change Order”. The changes set out in any Change Order will constitute amendments to this Agreement insofar as they apply to the Work Product and Services. If a Change Order is not approved in writing by both parties within 20 days of the date on which a Change Request Form is submitted by Provider to Helix under section 2.4(b), or in the case of a Change Request Form submitted by Helix, the date on which Provider provides Helix with the additional information referred to in section 2.4(a), the Change Request Form is deemed to be withdrawn.

(e)
Accommodation. Each party will use commercially reasonable efforts to accommodate any change to the Work Product and Services initiated by the other party and to reach agreement on the terms of any Change Order required to be made to permit the implementation of such change.

2.5 Non-solicitation of Provider’s Employee. Helix agrees that it will not, either directly or indirectly, hire or solicit for employment any employee of Provider.
3. WORK PRODUCT
3.1	Scope
(a)	Work Product. Provider agrees to provide to Helix the Work Product described in this Agreement, as amended from time to time.
3.2	Delivery
(a)
Delivery of Work Product. Unless otherwise agreed in writing by Helix and Provider, Work Product will be delivered to Helix’s Chief Financial Officer and Chief Technology Officer at 290 McGill Street, Suite A, Hawkesbury, Ontario, K6A 1P8 by the delivery date for that Work Product, if any, specified in Schedule B or otherwise agreed to in writing by Helix and Provider. Work Product will be delivered in a commercially reasonable format. Helix may, on Notice to Provider, change the individuals to whom Work Product is to be delivered or the address for delivery of the Work Product.

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4. ADMINISTRATION
4.1
Designated Representatives. Each party will appoint an individual who is a Representative of that party to be that party’s “Designated Representative”. A party’s Designated Representative: (i) is responsible for the day-to-day matters arising from or relating to the Work Product and Services; (ii) will be available for problem escalation; and (iii) will perform the specific tasks and duties assigned to him or her in this Agreement.

4.2	Reports. Provider will deliver or otherwise make available to Helix such Reports as are specifically set forth in Schedule B at the intervals set out in Schedule B.
4.3	Consultation Meetings
(a)
Timing for First Six Months. For a period of six months commencing on the Effective Date, at least once every two weeks, or when requested by Helix from time to time, Provider’s Designated Representative will meet with Helix’s Designated Representative at a mutually agreeable time to discuss any outstanding issues or concerns relating to any Work Product or Services.

(b)
Timing for Remainder of the Term. Commencing six months from the Effective Date, at least once every quarter, Provider’s Designated Representative will meet with Helix’s Designated Representative at a mutually agreeable time to discuss any outstanding issues or concerns relating to any Work Product or Services.

(c)	Meetings. The meetings described in sections 4.3(a) and 4.3(b) shall take place by telephone or other method of telecommunication, unless otherwise agreed by Provider and Helix.
5. FEES AND PAYMENT
5.1
Calculating Fees. The fees for the Services set out in Schedule B.1 (the “Business Transition Support Fees”) and the fees for the Services set out in Schedule B.2 (the “Ongoing Support Fees”) provided pursuant to this Agreement are as set out in Schedule B.3. Any additional fees (“Additional Fees”) that are to be paid on a time and materials basis will be calculated based on the actual time expended by Provider to perform the Services (exclusive of any travel, meal or personal time), based on the rates set out in Schedule B.3.

5.2	Issuing Invoices for Services. Unless expressly set out otherwise in Schedule B or in the applicable Change Order, Provider will issue invoices for any Additional Fees for Services monthly in arrears.
5.3
Invoices for any Additional Fees. Invoices for any Additional Fees are to be submitted by mail to the attention of Helix’s Chief Financial Officer. Each invoice will describe the Work Product and Services and associated expenses to which it relates in reasonable detail. Additionally, Provider will maintain and promptly provide, upon the request of Helix, detailed records to support the invoices.

5.4	Taxes.
(a)
Subject to paragraphs (b) and (d) of this section 5.4, the Fees and Additional Fees to be paid by Helix to Provider under this Agreement shall be made free and clear and without deduction and withholding of any Canadian taxes under the Income Tax Act (Canada), as amended (the “ITA”) and the Income Tax Regulations (Canada), as amended (the “Regulations”).

(b)
Provider shall indemnify and save harmless Helix from any Canadian withholding taxes under Section 105 of the Regulations or under Part XIII of the ITA and from any interest or penalties related thereto that Helix may be subjected to by the Canadian tax authorities in respect of any Fees or Additional Fees paid by Helix to Provider under this Agreement as a result of (a) Provider or any of its Representatives including subcontractors performing any of the Services under this Agreement in or from Canada or, (ii) Provider not being considered a corporation resident in the United States for purposes of the Canada-United States Tax Convention (1980), as amended (the “Tax Treaty”) and not being entitled to all of the benefits of the Tax Treaty.

(c)
A certificate of Helix as to the amount of any such Canadian withholding taxes, interest or penalties with a copy of the notice of assessment issued by the Canadian tax authorities shall be, absent manifest error, prima facie evidence of the amount of such Canadian withholdings taxes, interest or penalties. Indemnification by Provider in this section 5.4 shall be made within 30 days after Helix has submitted a certificate under this section 5.4.

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(d)
Helix shall be entitled to offset any amount of Canadian withholding taxes, interest or penalties assessed by the Canadian tax authorities against Fees or Additional Fees payable by Helix to Provider under this Agreement. Any such amount that is offset by Helix against such Fees or Additional Fees shall reduce the amount for which Helix can be indemnified by Provider under this section 5.4.

(e)
The obligations of Provider in this section 5.4 shall survive the termination of this Agreement and the payment of all Fees and Additional Fees by Helix to Provider under or in respect of this Agreement. For greater certainty, the exclusions and limitations of liability set out in section 11 shall not apply to this section 5.4.

5.5
Expenses. All expenses related to the provision of the Services are included in the Fees; provided that, if any travel is required of Provider, Provider shall be reimbursed for the reasonable expenses of airfare, meals, lodging and ground transportation of its Representatives; provided such expenses are pre-approved in writing by Helix prior to being incurred by Provider.

5.6
Payment for Ongoing Support and Additional Fees. Helix will pay, by cheque or electronic transfer, the Fees for the Ongoing Support in accordance with the payment schedule set out in section 1.2 of Schedule B.3 and any Additional Fees set out in any invoice issued in accordance with this Agreement within 30 days of Helix’s receipt of the invoice.

5.7
Payment for Business Transition Support. Helix will pay, by cheque or electronic transfer, to Provider the Fees for the Business Transition Support incurred by it in any quarter in accordance with the payment schedule set out in section 1.1 of Schedule B.3.

5.8	Interest. Interest equal to the lesser of: (a) 1% per month (12.7% per annum); or (b) the maximum rate allowable by law will be charged by Provider on late payments.
5.9	Canadian Currency. All amounts specified in this Agreement refer to Canadian currency.
6. TERM AND TERMINATION
6.1	Term. This Agreement will commence on the Effective Date and continue for a period of eighteen (18) months (the “Term”).
6.2
Termination. Either party may terminate this Agreement immediately on Notice to the other party, if the other party: (i) ceases to carry on business in the normal course, makes a general assignment for the benefit of creditors, or becomes subject to any proceeding for liquidation, insolvency or the appointment of a receiver; (ii) is in material default of any provision of this Agreement other than section 7 that is not cured or addressed to the satisfaction of the non-defaulting party (acting reasonably) within 30 Business Days following Notice of the default from the non-defaulting party; or (iii) is in material default of section 7 that is not cured or addressed to the satisfaction of the non-defaulting party (acting reasonably) within 5 Business Days following Notice of the default from the non-defaulting party. Notwithstanding the foregoing, if a default relates to the Services set out in Schedule B.2, Schedule B.1 shall not be terminated.

6.3
Payment on Provider’s Breach of Agreement. If Helix terminates this Agreement pursuant to section 6.2, Helix shall only be required to pay to Provider the pro-rata portion of the Business Transition Support Fees accrued up to the date the event which gave rise to Helix’s right to terminate this Agreement occurred.

6.4	Payment. Upon the termination of this Agreement, Helix will pay all Ongoing Support Fees due under section 1.2 of Schedule B.3.
6.5	Upon Termination. If this Agreement is terminated, for any reason, within twelve months from the Effective Date, Provider will:
(i)	deliver up to Helix all of Helix’s data, in a format that is acceptable to Helix acting reasonably, including all data contained in the Helix Database.
(ii)	deliver up to Helix all of Helix’s Confidential Information;
(iii)
deliver up to Helix all Work Product for which Helix is the owner of all right, title and interest or all applicable Intellectual Property Rights, or for which Helix is granted any license that survives the termination of this Agreement;

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(iv)
ensure, within ten Business Days of the date of termination, that the Helix Journal and Cost Centre Journals are current up to and including the date of termination, and provide Helix with a copy of such Helix Journal and Cost Centre Journals in a format that is acceptable to Helix acting reasonably;

(v)
ensure, within ten Business Days of the date of termination, that the Helix General Ledger and Cost Centre General Ledgers are current up to and including the date of termination, and provide Helix with a copy of such Helix General Ledger and Cost Centre General Ledgers in a format that is acceptable to Helix acting reasonably;

(vi)	perform, within ten Business Days of the date of termination, all of the reconciliations set out in section 1.2.1(f) of Schedule B.1 of this Agreement;
(vii)
prepare and deliver to Helix, within ten Business Days of the date of termination, an income statement prepared in accordance with generally accepted United States accounting principles for: (i) each Cost Centre; and (ii) Helix;

(viii)	prepare and deliver to Helix, within ten Business Days of the date of termination, a balance sheet prepared in accordance with generally accepted United States accounting principles for Helix;
(ix)	prepare and deliver, or otherwise make available to Helix, in a format acceptable to Helix acting reasonably, such financial reports as are reasonably requested by Helix;
(x)	prepare and deliver to Helix, within ten Business Days of the date of termination, a list of all of Helix’s accounts payable up to and including the date of termination; and
(xi)
prepare and deliver to Helix, within ten Business Days of the date of termination, a list of all of Helix’s accounts receivables and a record of any payments received by Helix in respect of its accounts receivables, both up to and including the date of termination.

In the event that Helix and Provider are unable to agree on the format of any data or information to be provided under this section, Provider will ensure that the copy is in a commercially reasonable format from which it is reasonably possible to import the data or information into another database.
6.6
Survival. Those sections which by their nature should survive the termination or expiration of this Agreement will survive termination or expiration, including sections 1.1, 2.2(b), 2.3, 5, 6.3, 6.4, 6.5, 6.6, 7, 8, 9.1, 9.2, 9.3, 9.4, 10, 11, 12, 13 and 14.

7. CONFIDENTIAL INFORMATION
7.1	General. Helix and Provider agree to be bound by the terms and conditions set out in Schedule C.
7.2
Provider’s Policies. Provider represents and warrants to and covenants with Helix, which representations, warranties and covenants will continue during the Term, that Provider will ensure that all of its Representatives assigned to perform any Services:

(a)	will comply with all of Provider’s privacy and security policies. Provider acknowledges that it has reasonable privacy and security policies in place; and
(b)
have been screened in accordance with Provider’s screening processes prior to being assigned to perform any Services and such screening has not disclosed any criminal conduct or any material financial problems. Provider acknowledges that it has a reasonable screening process in place.

8. INTELLECTUAL PROPERTY
8.1
Ownership of Intellectual Property Rights. The following provisions of this section 8 shall apply with respect to the ownership of all Intellectual Property Rights and any other rights in and to the Work Product and Services:

(a)
Ownership by Provider. Except for, and subject to, the limited license rights expressly granted in the License Agreement and the rights granted in this section 8.1, and subject to section 8.3, Provider reserves all rights, title and interest in and to any Pre-existing Works, any Updates or Enhancements.

Support and Management Services Agreement	CONFIDENTIAL

(b)
Ownership by Helix of Work Product. Notwithstanding section 8.1(a), Helix shall own all Intellectual Property Rights, and all other right, title and interest, in and to all Work Product, which ownership shall vest in Helix immediately upon the creation or delivery to Helix of the Work Product, unless the parties agree otherwise in writing.

(c)
Pre-existing Works. The provisions of section 8.1(b) shall not apply with respect to any Work Product which are Pre-existing Works, Updates or Enhancements provided that Provider provides Helix with a reasonably detailed written description of such Pre-existing Works, Updates or Enhancements. Ownership of all Intellectual Property Rights in and to such Pre-existing Works, Updates, Enhancements and other derivative works thereof, whenever made, shall remain with Provider and its licensors, provided that in the case of any such Work Product, Provider shall grant or procure for Helix, the rights and licenses set out in section 8.1(d) or section 8.1(e), as applicable, or such other rights and licenses as are expressly agreed in writing by the parties. If an Update or Enhancement contains: (i) any Confidential Information of Helix or Helix’s Representatives; or (ii) any Intellectual Property Rights or proprietary information of Helix or Helix’s Representatives; or (iii) any Personal Information (including Personal Health Information), Provider shall not acquire any rights, title and interest in and to any such information.

(d)
Grant of License for Pre-existing Works (other than Updates or Enhancements). For any Work Product that consist of or that contain Pre-existing Works (other than Updates or Enhancements), Provider grants to Helix and its Representatives (or in the case of any such Pre-existing Works (other than Updates or Enhancements) for which the Intellectual Property Rights are owned by a third party and licensed to Provider, shall procure for Helix and its Representatives) a perpetual, world-wide, non-exclusive, irrevocable, transferable, royalty-free, fully paid-up right and license to use, copy, modify and enhance any such Pre-existing Works, to incorporate the same as part of any derivative works created by or for Helix, and to permit any such use by any Representative of Helix.

(e)
Grant of License for Updates and Enhancements. For any Work Product that consist of or that contain Updates or Enhancements, such Updates and Enhancements are deemed to be Software and licensed by Provider to Helix pursuant to the License Agreement.

(f)
Grant of License for Work Product. Provided that Work Product does not contain: (i) any Confidential Information of Helix or Helix’s Representatives; or (ii) any Intellectual Property Rights or proprietary information of Helix or Helix’s Representatives; or (iii) any Personal Information (including Personal Health Information), or if the Work Product does contain any of such information, all such information is removed from the Work Product to Helix’s reasonable satisfaction, Helix grants to Provider and its Representatives a perpetual, world-wide, non-exclusive, irrevocable, transferable, royalty-free, fully paid-up right and license to use, copy, modify and enhance any such Work Product (excluding any of the aforementioned information), to incorporate the same as part of any derivative works created by or for Provider, and to permit any such use by any Representative of Provider.

8.2
General. Without limiting section 8.1, all rights granted to Helix pursuant to such sections apply notwithstanding any terms to the contrary contained in any click-wrap license, shrink-wrap license, browse-wrap license, invoice, or in any other form of documentation or agreement presented or delivered to Helix in connection with any Work Product unless Helix has agreed in a written amendment to the Agreement to be bound by the terms and conditions of that agreement or other document.

8.3	Helix’s Intellectual Property. Provider acknowledges that Helix shall own all right, title and interest, including all Intellectual Property Rights, in and to any data or information which:
(i)	belongs to Helix or its Representatives, or is licensed to Helix by any third party, and which may be provided or made available to Provider, or
(ii)	is created by or for Helix or any of their Representatives (subject to the rights and licenses that are set out in Sections 8.1(b) through (f) above), and the same shall be deemed to form part of Helix’s Confidential Information. Notwithstanding section 8.1(a), the provisions of this section 8.3 shall apply regardless if such data or information is incorporated in, is derived from, or forms a derivative part of, any Pre-existing Works, Updates, or Enhancements, and regardless if any Pre-existing Works, Updates, or Enhancements are created or modified based upon Helix’s data or information.

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9. WARRANTIES
9.1
Obligations on Provider’s Representatives. Provider represents and warrants to and covenants with Helix that, which representations, warranties and covenants will continue during the Term and also following the expiration or termination of this Agreement, Provider will impose upon its Representatives the same obligations that Provider has under this Agreement (including its confidentiality obligations) and will ensure that its Representatives comply with such obligations.

9.2
Authority. Provider hereby represents and warrants to and covenants with Helix as follows, which representations, warranties and covenants will continue during the Term, and will continue following the expiration or termination of this Agreement:

(a)
Authority. Provider has full rights and authority to execute, deliver and perform its obligations under this Agreement, and the individual executing this Agreement on behalf of Provider is duly authorized to do so.

(b)
Binding. The Agreement constitutes a legal, valid and binding agreement of Provider enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and to general equitable principles.

(c)	Rights. Provider holds all licenses, Intellectual Property Rights and authorities necessary to perform its obligations under this Agreement.
(d)
Interference. Provider has not entered into any agreement with any Person which would in any way interfere with Provider’s ability to perform the Services, provide the Work Product or otherwise fulfil its obligations pursuant to this Agreement.

(e)	Compliance. Provider will comply in all material respects with all applicable Laws and Regulations in respect of the performance of this Agreement.
(f)
Subcontractors. Provider has not entered into any agreement or arrangement which would prevent any one of its subcontractors from licensing any materials to Helix or providing services to Helix directly on the usual commercial basis and at market prices.

(g)	Residency. Provider is a corporation resident in the United States for purposes of the Tax Treaty, and is entitled to all of the benefits of the Tax Treaty.
9.3
Authority. Helix hereby represents and warrants to and covenants with Provider as follows, which representations, warranties and covenants will continue during the Term, and will continue following the expiration or termination of this Agreement:

(a)
Authority. Helix has full rights and authority to execute, deliver and perform its obligations under this Agreement, and the individual executing this Agreement on behalf of Helix is duly authorized to do so.

(b)	Binding. The Agreement constitutes a legal, valid and binding agreement of Helix enforceable in accordance with its terms.
(c)	Compliance. Helix will comply in all material respects with all applicable Laws and Regulations in respect of the performance of this Agreement.
9.4
Disclaimer. WITH THE EXCEPTION OF ANY EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN SECTION 7.2, SECTION 9.1, AND SECTION 9.2, PROVIDER EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, COVENANTS OR CONDITIONS WITH RESPECT TO THE WORK PRODUCT, SERVICES OR OTHERWISE ARISING FROM THIS AGREEMENT WHETHER EXPRESS OR IMPLIED, PAST OR PRESENT, STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITH THE EXCEPTION OF ANY EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT, HELIX EXPRESSLY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, COVENANTS OR CONDITIONS WITH ARISING FROM THIS AGREEMENT WHETHER EXPRESS OR IMPLIED, PAST OR PRESENT, STATUTORY OR OTHERWISE.

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10. INDEMNIFICATION
10.1
Intellectual Property Indemnification. Provider will indemnify and hold Helix and Helix’s Representatives harmless from any and all claims, suits, losses, damages and expenses (including legal fees and expenses) incurred in connection with any claims, demands and other liabilities asserted against any of them as a result of alleged or actual infringement of any Intellectual Property Right arising from the receipt of the Services or use of any Work Product by Licensee, Licensee’s Representatives or Users, provided that Helix: (i) gives Provider prompt written notice of any such claim; (ii) gives Provider all reasonable co-operation, information and assistance to handle the defense or settlement; (iii) gives Provider, immediately upon Provider’s request, sole control of the defense and settlement negotiations, and (iv) except to the extent required by Laws and Regulations, Helix makes no admission regarding any such claim without Provider’s prior written consent. Provider may not agree to any settlement of any claim that results in any obligations being incurred by Helix or Helix’s Representatives without Helix’s prior written consent. Except for any claims, demands and other liabilities asserted against any of Helix or Helix’s Representatives as a result of alleged or actual infringement of any Intellectual Property Right arising from the receipt or use of any Updates or Enhancements, the indemnity in this section 10.1 shall be subject to the limitation of liability set out in section 11.3 and shall terminate 5 years from the Effective Date.

10.2
Harmful Code Indemnification. Provider will indemnify and hold Helix harmless from any and all losses, damages and expenses incurred in connection with any harmful or hidden programs or data incorporated in any Work Product, Update or Enhancements with malicious and mischievous intent including viruses, time bombs, trap doors or similar malicious instructions, techniques or devices capable of disrupting, disabling, damaging or shutting down a computer system or software or hardware component thereof (“Harmful Code”). Once Helix has actual knowledge of any Harmful Code, Helix will use commercially reasonable efforts to mitigate any of its potential losses, damages and expenses. The indemnity set out this section 10.2 shall be subject to the limitation of liability set out in section 11.1, section 11.2 and section 11.3 and shall terminate 3 years from the Effective Date.

11. LIMITATION OF LIABILITY
11.1
Indirect Damages. NEITHER PARTY (INCLUDING ITS REPRESENTATIVES) WILL BE LIABLE TO THE OTHER IN ANY WAY WHATSOEVER, FOR LOST PROFITS OR ANY INDIRECT, PUNITIVE, INCIDENTAL OR SPECIAL DAMAGES. THIS LIMITATION WILL APPLY WHETHER OR NOT THE DAMAGES ARE FORESEEABLE OR THE DEFAULTING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2
Direct Damages. THE PARTIES AGREE THAT THE MAXIMUM AGGREGATE LIABILITY OF EACH PARTY FOR ANY CLAIM, ACTION OR DEMAND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (“CLAIM”) WILL BE LIMITED TO SUCH DIRECT DAMAGES AS ARE ACTUALLY INCURRED BY THE CLAIMING PARTY.

11.3
Limit. IN NO EVENT WILL THE TOTAL CUMULATIVE LIABILITY OF PROVIDER (INCLUDING ITS REPRESENTATIVES) TO HELIX (INCLUDING ITS REPRESENTATIVES), FOR ANY CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, EXCEED AN AMOUNT EQUAL TO $400,000.00.

11.4	Exceptions.
(a)
THE EXCLUSIONS AND LIMITATIONS OF LIABILITY SET OUT IN SECTION 11.1, SECTION 11.2 AND SECTION 11.3 DO NOT APPLY TO ANY CLAIM ARISING FROM FRAUD OR WILFUL MISCONDUCT OR ANY CLAIM FOR INDEMNIFICATION UNDER SECTION 5.4 OR SECTION 10.1 (SUBJECT TO THE TERMS OF SECTION 10.1).

(b)
THE EXCLUSIONS AND LIMITATIONS OF LIABILITY SET OUT IN SECTION 11.1, SECTION 11.2 AND SECTION 11.3 DO NOT APPLY TO ANY CLAIM ARISING FROM ANY VIOLATIONS BY PROVIDER OR PROVIDER’S REPRESENTATIVES OF ANY OF PROVIDER’S, PROVIDER’S REPRESENTATIVES’, HELIX’S OR HELIX’S REPRESENTATIVES’ OBLIGATIONS UNDER APPLICABLE LAWS AND REGULATIONS IN RELATION TO, OR IN CONNECTION WITH, ANY COLLECTION, STORAGE, ACCESS, USE OR DISCLOSURE OF ANY PERSONAL INFORMATION (INCLUDING PERSONAL HEALTH INFORMATION).

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(c)
PROVIDER’S LIABILITY FOR ANY BREACHES OF SECTION 7, OTHER THAN ANY BREACHES OF SECTION 7 IN RELATION TO, OR IN CONNECTION WITH, PERSONAL INFORMATION (INCLUDING PERSONAL HEALTH INFORMATION), SHALL TERMINATE FIVE YEARS FROM THE EFFECTIVE DATE.

(d)	OTHERWISE, THE FOREGOING PROVISIONS SET OUT IN THIS SECTIONS 11.1, 11.2 AND 11.3 WILL APPLY REGARDLESS OF THE FORM OR CAUSE OF ACTION.
12. DISPUTE RESOLUTION
12.1
General. The Parties agree to use the dispute resolution procedures set out in Schedule D to resolve any disputes which may arise out of or in connection with this Agreement or which are otherwise related to this Agreement.

12.2
Exceptions. Notwithstanding section 12.1, the parties acknowledge and agree that either party will be entitled to seek an injunction or other equitable relief in order to prevent any continuing or ongoing breach of this Agreement, or any violation of any other legal obligation of the other party with respect to any Confidential Information or Personal Information required to be protected under this Agreement.

13. NOTICES
13.1
Notices. Any notice given pursuant to this Agreement will be in writing and addressed to the other party at the address for the other party listed above. Any such notice will be deemed to have been received two Business Days following: (i) deposit with a globally recognized overnight delivery service, all delivery charges pre-paid; or (ii) transmission if sent by facsimile and receipt confirmed by the facsimile machine used. Either party may designate a different address by Notice to the other party given in accordance with this section.

14. GENERAL
14.1
Entire Agreement. The Agreement, the Asset Purchase Agreement and the various agreements contemplated under the Asset Purchase Agreement constitutes the complete and exclusive agreement between the parties with respect to its subject matter, and supersedes and replaces any and all prior or contemporaneous discussions, negotiations, understandings and agreements, written and oral, regarding its subject matter. Except as expressly set out in this Agreement, this Agreement may be changed only by a written document signed by authorized representatives of Provider and an authorized representative of Helix. Should any provision of this Agreement be held to be invalid by a court of competent jurisdiction, then that provision will be enforced to the extent permissible, and all other provisions will remain in effect and are enforceable by the parties.

14.2 Interpretation.
(a)	The headings used in this Agreement are for convenience of reference only, and are not intended to be full or accurate descriptions of the content of the paragraphs.
(b)	No provision of this Agreement will be interpreted against any party merely because that party or its legal representative drafted the provision.
(c)	The Agreement has been drawn up in English at the request of the parties.
(d)	All remedies are cumulative.
(e)	The Agreement is for the benefit of, and binding upon the parties, their successors and permitted assigns.
(f)
Throughout this Agreement, the term “including” or the phrases “e.g.,” or “for example” have been used to mean “including, without limitation”. The examples provided should not be considered to be all-inclusive.

(g)	Words denoting the singular include the plural and vice versa, and words denoting any gender include all genders.
(h)
Except as otherwise provided, the terms “hereunder”, “herein”, “hereby”, “hereof”, “hereto”, “hereinafter” and any other similar expression when used in this Agreement usually refer to this Agreement as a whole rather than to any particular section thereof.

Support and Management Services Agreement	CONFIDENTIAL

14.3
Waiver. No term of this Agreement will be deemed to be waived by reason of any previous failure to enforce it. No term of this Agreement may be waived except in a writing signed by the party waiving enforcement.

14.4
Assignment. Except as expressly set out in this Agreement, neither party may assign its rights or delegate its duties under this Agreement, either in whole or in part, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Notwithstanding the preceding sentence, either party may, without the prior written consent of the other party, assign this Agreement as part of a sale of all or substantially all of its assets; provided that the assigning party gives the other party written notice of such assignment on the date the assignment is made. Notwithstanding the foregoing, Provider shall not be entitled to assign, either in whole or in part, any of its rights or delegate any of its duties under this Agreement to any third party (including any Affiliate) who is in the business of operating hearing clinics or hearing centres. As part of any assignment by Provider, as permitted pursuant to this section 14.4, Provider shall obtain written assurances from its assignee that such assignee does not and shall not operate any hearing clinics or hearing centres. Upon any assignment hereunder, the assigning party shall remain responsible for the acts and omissions of its assignee. Subject to the restrictions in this section 14.4, this Agreement will be binding on, will inure to the benefit of, and will be enforceable against the parties and their respective successors and assigns.

14.5
Independent Contractors. The relationship between the parties is that of independent contractors. The Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between them. Neither party will have the power to bind the other without the other party’s prior written consent.

14.6
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without reference to the conflict of laws provisions or principles. The parties agree that any Dispute shall be dealt with in accordance with Schedule D. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

14.7
Media. The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither of them shall issue any such press release or make any such public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

14.8
Force Majeure. Except as expressly provided otherwise in this Agreement, neither party will be liable for any failure or delay in its performance under this Agreement due to any cause beyond its reasonable control that could not have been avoided by the exercise of reasonable foresight provided that the party affected by such failure or delay gives the other party prompt Notice of the cause, and uses reasonable commercial efforts to correct such failure or delay within a reasonable period of time (not to exceed 30 days).

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Support and Management Services Agreement	CONFIDENTIAL

IN WITNESS WHEREOF THE PARTIES hereto have executed this Agreement as of the Effective Date:

HEARUSA, INC.			HELIX HEARING INC.

Signature:	/s/ Stephen J. Hansbrough		Signature:	/s/ Jeffrey Geigel
	Name:	Stephen J. Hansbrough		Name:	Jeffrey Geigel
	Title:	Chairman and CEO		Title:	President
[Signature page to the Support and Management Services Agreement]

Support and Management Services Agreement	CONFIDENTIAL

SCHEDULE A
GLOSSARY
In this Agreement, the following words and phrases have the meanings set out below:
“Additional Fees” has the meaning set out in section 5.1.
“Affiliate” means a legal entity that: (a) owns and controls a party, directly or indirectly, or (b) is owned and controlled, directly or indirectly, by a party, or (c) is directly or indirectly under common ownership and control with a party.
“Agreement” means the sections and schedules of this Services Agreement as amended from time to time, and such other documents as are expressly incorporated by reference in this Services Agreement.
“Asset Purchase Agreement” means the Asset Purchase Agreement entered into among Helix Hearing Inc., Helix Hearing Care Of America Corp. and 3371727 Canada Inc. as of the Effective Date of this Agreement.
“Business Day” means Monday to Friday inclusive, other than a day that is observed as a statutory holiday in the Province of Ontario.
“Business Hours” means between 8:00 a.m. and 6:00 p.m. (local time in Toronto, Ontario) on a Business Day.
“Business Transition Support” has the meaning set out in section 1 of Schedule B.
“Business Transition Support Fees” has the meaning set out in section 5.1.
“Change Order” has the meaning set out in section 2.4.
“Change Request Form” means a change request form the format of which has been agreed to in writing by Helix and Provider.
“Confidential Information” has the meaning set out in Schedule C.
“Cost Centre” has the meaning set out in section 1.2.1 of Schedule B.1.
“Cost Centre General Ledger” has the meaning set out in section 1.2.1 of Schedule B.1.
“Cost Centre Journal” has the meaning set out in section 1.2.1 of Schedule B.1.
“Cut-over Date” has the meaning set out in section 1.5.1 of Schedule B.1.
“Data Management Services” has the meaning set out in section 1.1 of Schedule B.1.
“Designated Representative” has the meaning set out in section 4.1.
“Dispute” has the meaning set out in Schedule D.
“Documentation” means all documents (regardless of how embodied) that are related to or that are reasonably required to enable Helix to use or to obtain the benefit of the Work Product or Services including specifications.
“Draft Project Plan” has the meaning set out in section 1.5.1 of Schedule B.1.
“Effective Date” means the date of this Agreement set out at the start of this Agreement.
“Enhancements” has the meaning set out in the License Agreement.
“Event of Default” is defined in Schedule B.
“Executive” has the meaning set out in Schedule D.
“Fees” means the Business Transition Support Fees and the Ongoing Support Fees.
“Financial Records” has the meaning set out in section 1.2.1 of Schedule B.1.
“Financial Services” has the meaning set out in section 1.2 of Schedule B.1.
“Harmful Code” is defined in section 10.2.
“Helix Database” has the meaning set out in section 1.1.1 of Schedule B.1.
“Helix General Ledger” has the meaning set out in section 1.2.1 of Schedule B.1.
“Helix Journal” has the meaning set out in section 1.2.1 of Schedule B.1.
“Initial Business Transition Support Term” has the meaning set out in section 4 of Schedule B.1.

Support and Management Services Agreement	CONFIDENTIAL

“Initial Helix Database” has the meaning set out in section 1.1.1 of Schedule B.1.
“Installation Support Services” has the meaning set out in section 1.1 of Schedule B.2.
“Insurance Repository” has the meaning set out in section 1.1.1 of Schedule B.1.
“Integration Representatives” has the meaning set out in section 1.4 of Schedule B.1.
“Intellectual Property Rights” means all the intellectual property, industrial and other proprietary rights, protected or protectable, under the laws of the United States, Canada, any foreign country, or any political subdivision thereof, including, without limitation: (i) all trade names, trade dress, trademarks, service marks, logos, brand names and other identifiers; (ii) copyrights, moral rights (including rights of attribution and rights of integrity); (iii) all trade secrets, inventions, discoveries, devices, processes, designs, techniques, ideas, know how and other confidential or proprietary information, whether or not reduced to practice; (iv) all domestic and foreign patents and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof; and (v) all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated with (i) through (iv) above.
“ITA” has the meaning set out in section 5.4(a).
“Launch Date” has the meaning set out in section 1.5.1 of Schedule B.1.
“Laws and Regulations” means any and all applicable federal, state, provincial, or municipal (or other political subdivisions thereof) laws, by-laws, codes, orders, ordinances, rules, regulations or statutes and all applicable judicial or administrative judgements and orders and rules of common law that are in existence on the Effective Date of this Agreement or come into existence during the Term, of this Agreement, all as amended, re-enacted, consolidated or replaced, from time to time.
“License Agreement” means the License Agreement entered into by Helix Hearing Care of America Corp. and Provider that was assigned to Helix as of the Effective Date of this Agreement.
“Maintenance Window” has the meaning set out in section 2 of Schedule B.1.
“Maintenance Services” has the meaning set out in section 1.2 of Schedule B.2.
“Notice” means any notice, request, demand, consent, approval, authorization, correspondence, report, or other communication required pursuant to or permitted under this Agreement given in accordance with section 13.
“Ongoing Support” has the meaning set out in section 1 of Schedule B.
“Ongoing Support Fees” has the meaning set out in section 5.1.
“Person”, if the context allows, means any individual, person, estate, trust, firm, partnership or corporation, government or any agency or ministry of any government, and includes any successor to any of the foregoing.
“Personal Health Information” means any information that is described as personal health information in section 4 of PHIPA or any similar Laws and Regulations in effect in any province or territory of Canada or in any state of the United States. For clarification, Personal Health Information is a subset of Personal Information.
“Personal Information” means any personal information which is required to be protected pursuant to any Laws and Regulations pertaining to the protection of personal information. For clarification, Personal Information is a subset of Confidential Information.
“PHIPA” means the Personal Health Information Protection Act, 2004, S.O. 2004, Chapter 3, Schedule A as amended or replaced from time to time.
“PIPEDA” means the Personal Information Protection and Electronic Documents Act, S.C. 2000, c.5, as amended from time to time.
“Pre-existing Personal Information” means all Personal Information that, as of the Effective Date, is contained in the Initial Helix Database.
“Pre-existing Works” means any of the Work Product for which any applicable Intellectual Property Rights are owned by Provider or any Representative of Provider or any third party, and which were created prior to or other than pursuant to the performance of any Services.
“Project Plan” has the meaning set out in section 1.5.1 of Schedule B.1.
“Project Planning Plan Services” has the meaning set out in section 1.5.1 of Schedule B.1.

Support and Management Services Agreement	CONFIDENTIAL

“Project Planning Support Services” has the meaning set out in section 1.5 of Schedule B.1.
“Provider’s Accounting System” has the meaning set out in section 1.2.1 of Schedule B.1.
“Rates” means the hourly rates for a given role, which Provider is entitled to charge for Services, as set out in Schedule B.3.
“Regulations” has the meaning set out in section 5.4(a).
“Remote Support Services” has the meaning set out in section 1.3 of Schedule B.2.
“Report” means any report that Provider is required to provide or otherwise make available to Helix under this Agreement.
“Representatives” means, in the case of Helix, Provider or any other Person, any directors, officers, appointees, employees, agents, consultants or subcontractors, as well as the subcontractor’s directors, officers, employees, agents, consultants or subcontractors.
“Scheduled Maintenance” has the meaning set out in section 2 of Schedule B.1.
“Service Order” has the meaning set out in section 2 of Schedule B.
“Services” means Support and any other services described this Agreement or any Change Order.
“Software” has the meaning set out in the License Agreement.
“Support” means Business Transition Support and Ongoing Support.
“Support Fees” is defined in section 5.1.
“Support Services” means the services described as such in Schedule C.
“Tax Treaty” has the meaning set out in section 5.4(b).
“Term” is defined in section 6.1.
“Training Services” has the meaning set out in section 1.1 of Schedule B.2.
“Update” has the meaning set out in the License Agreement.
“User” means any individual who is identified by Helix as a User and is: (i) a Representative of Helix; or (ii) a Representative of any Helix service provider who requires the right to obtain access to and to use one or more items of Software in connection with its provision of services to Helix.
“User Acceptance Testing” means any portion of Acceptance Testing involving any Users.
“Work Product” means any item (tangible or intangible) that is created as a result of the performance of any Services by Provider, including Provider’s Representatives and includes, where applicable, any Documentation that forms part of the Work Product.

Support and Management Services Agreement	CONFIDENTIAL

SCHEDULE B
SERVICES
1. PARTS
This Schedule B is divided into three parts:
•	Schedule B.1 sets out certain Services to be provided by Provider at the outset of the Term (the “Business Transition Support”);
•
Schedule B.2 sets out certain Services to be provided by Provider in relation to the installation, operation and management of the Software being licensed pursuant to the License Agreement (the “Ongoing Support”); and

•	Schedule B.3 sets out the Fees applicable to the Services.
2. ADDITIONAL SERVICES
From time to time, Helix and Provider may enter into a written agreement for Provider to provide additional services to Helix in accordance with the terms and conditions of this Agreement (a “Service Order”). A Service Order will include the following information and, unless otherwise set out in the Service Order, the additional services will be provided on a time and materials basis at the rates set out in Schedule B.3: (i) a reasonably detailed description of the additional services including the start date, estimated completion date and the estimated person-hours required; and (ii) a reasonably detailed description of the deliverables to be provided including whether or not they are Software or Documentation. Additional services provided pursuant to a Service Order are deemed to be Services. Any items other than Software or Documentation provided to Helix in connection with any such Services are provided to Helix subject to a perpetual, non-exclusive, assignable, enterprise-based license to use and copy.
3. NAMED REPRESENTATIVES
Provider shall make the following individuals who are Representatives of Provider available to fill the following roles:

Role	Name

1. Financial Contact	Denise Pottlitzer

2. Technical Contact	Darren Osmond

Support and Management Services Agreement	CONFIDENTIAL

SCHEDULE B.1
BUSINESS TRANSITION SUPPORT
1. DESCRIPTION
1.1	Data Management Services
Provider will provide to Helix the Services described in this section 1.1 (the “Data Management Services”). 1.1.1 Data
(a)	Existing Data
Provider will create and host a new database or databases that includes a complete copy of the data in Provider’s client management databases relating to either the clients or operations of Helix Hearing Care of America Corp. or otherwise used for the operation of Helix Hearing Care of America Corp. (the “Initial Helix Database”) including information about insurers and insurance programs applicable to its clients (the “Insurance Repository”). Provider acknowledges that all right, title and interest in and to the data contained in the Initial Helix Database belonged to Helix Hearing Care of America Corp. and it has been assigned by Helix Hearing Care of America Corp. to Helix pursuant to a separate agreement.
(b)	New Data
As a result of Provider providing the Services described in this section 1 to Helix, the data contained in the Initial Database will be modified and supplemented from time to time. The modified database(s) is(are) the “Helix Database”. Provider acknowledges that all right, title and interest in and to the data contained in the Helix Database belongs to Helix.
(c)	Back-up
Provider will back-up the Helix Database at least once every 24 hours. A copy of each such back-up will be retained at least 100 kilometres away from Provider’s premises listed at the start of this Agreement and will be located in Canada or the United States. Provider will provide to Helix a copy of the most recent back-up of the Helix Database at least once per week.
(d)	Safeguards
Given the sensitivity of the information forming part of the Helix Database, Provider will take reasonable steps to protect the Helix Database and Provider’s back-ups of the Helix Database from any unauthorized access, use or disclosure (regardless of where they are located).
(e)	Export
Upon Helix’s written request, Provider will promptly provide to Helix a complete copy of the Helix Database in the following formats: dbc, dcx and dct are the FoxPro database container file extensions; dbf are FoxPro data files; cdx are FoxPro index files; and fpt are FoxPro memo files.
(f)	Usernames and Passwords
Helix acknowledges that a user name and password are required for a Representative of Helix to access the Helix Database and use the related resources being provided by Provider. Within 1 Business Day of a written request from Helix to provide a username and password to a Representative of Helix, Provider will provide to Helix a username and password for the Representative. Within 1 Business Day of a written request from Helix to disable a username and password to a Representative of Helix, Provider will do so and inform Helix in writing that Provider has done so.
(g)	Role-based Access
Provider will provide to Helix the ability to be able to restrict any User’s view of the Helix Database based upon a Cost Centre, or when Helix requests a user name and password for a Representative, Provider will set such rights in accordance with Helix’s written instructions in the request, and within 1 Business Day of receiving a written request from Helix to modify such rights for any Representative of Helix, Provider will modify the rights as requested and inform Helix in writing that Provider has done so.

Support and Management Services Agreement	CONFIDENTIAL

1.1.2	Patient Management Services
(a)	Patient Information
Provider will provide to Helix the ability to capture the following types of patient information for inclusion in the Helix Database:
(i)	primary address and temporary address;
(ii)	primary physician and specialty physician;
(iii)	phone number;
(iv)	referral sources;
(v)	contact preference;
(vi)	date of birth;
(vii)	visit outcome;
(viii)	other notes on the patient or his or her treatment.
(b)	Scheduling Appointments
Provider will provide to Helix the ability to schedule and record appointments made with its patients, record the following types of information about each appointment and include all such information in the Helix Database:
(i)	professional with whom the appointment is made;
(ii)	type of appointment;
(iii)	referral source;
(iv)	appointment confirmation;
(v)	3rd party confirmation of the appointment;
(vi)	appointment status;
(vii)	3rd party representation; and
(viii)	appointment notes.
Helix will also have the ability to permit Helix to view appointments by the following criteria:
(ix)	day;
(x)	professional; or
(xi)	room.
(c)	Managing Order Information
Provider will provide to Helix the ability to record its orders (including hearing aid options, ear mold information, any necessary repairs and ordering information) and include order information in the Helix Database.
(d)	Managing Invoice and Returns Information
Provider will provide to Helix the ability to generate invoices based on the information contained in the Helix Database (including the Insurance Repository), record such invoices in the Helix Database and manage those invoices.

Support and Management Services Agreement	CONFIDENTIAL

Provider will provide to Helix the ability to manage product returns and update the Helix Database accordingly (including reversing invoices).
(e)	Medical Reporting Module
Provider will provide to Helix the ability to record patient information in the Helix Database including:
(i)	patient’s audiometric history;
(ii)	prior hearing aid history including purchases;
(iii)	audiometric findings including speech testing;
(iv)	immittance testing findings; and
(v)	a summary of findings and recommendations for each patient.
Helix will also have the ability to perform the following tasks and update the Helix Database accordingly:
(vi)	produce a medical consultation form for the applicable patient;
(vii)	interpreting ABR/ENG test results and reporting them; and
(viii)	interpret audiometric data.
(f)	Report Catalogue Module

Provider will provide to Helix the ability to create the reports set out in section 3.1 below.
1.1.3	Operations Services
(a)	Operational Reporting
Provider will provide to Helix the ability to generate reports relating to its patients and daily operations based on the information contained in the Helix Database. All reports in section 3.1 below are provided in the Report Catalogue module and can be created on an ad-hoc basis through the Software by Helix’s Representatives.
(b)	Daily Transactions
Provider will provide to Helix the ability to record its daily financial transactions in the Helix Database and generate summaries of those transactions. End of day reports for each Cost Centre (i.e., the reports set out under items 12, 13, 14, 15, and 16 in the table set out in section 3.1 below) can be generated when the end of day function in the Software is initiated.
(c)	Call-Center Capable
Provider will provide to Helix the ability to be able to use a call centre for scheduling appointments.
(d)	Price Quoting System
Provider will provide to Helix the ability to be able to provide a quote for a product before generating an order for the product.
(e)	Catalogue Data
The Helix Database includes a number of product catalogues. Provider will, within five Business Days of a written request from Helix that includes updated information for any such catalogue, update the catalogue. For clarification, a price list is considered to be a catalogue. Typically, catalogues relate to: (i) hearing aids; (ii) assistive listening devices; and (iii) miscellaneous products.
(f)	Grant Data

Support and Management Services Agreement	CONFIDENTIAL

The Helix Database includes information pertaining to certain programs that provide government grants. Provider will, within 5 Business Days of a written request from Helix that includes updated information for any such grant program, update that information.
1.1.4	Insurance
(a)	Insurance and Member Information
Provider will provide to Helix the ability for Helix to be able to capture and record in the Helix Database a patient’s primary and secondary insurance information.
(b)	Insurance Plan Entry and Lookup
Provider will provide to Helix the ability for Helix to be able to make use of, modify and add to the Insurance Repository forming part of the Helix Database. Alternatively, Provider will, within five Business Days of a written request from Helix that includes updated information with respect to any insurance program or plan, update the Insurance Repository accordingly.
(c)	Insurance Plans
Provider will provide details on insurance plans which pertain only to Canadian patients or patients contained in the Helix Database or any databases of one or more Cost Centres. Provider retains the right to continue to use such insurance plans, but Provider will obtain no rights, title or interest in or to, nor any access to, any Personal Information (including Personal Health Information) contained in any such plans.
1.2	Financial Services
Provider will provide to Helix the Services described in this section 1.2 (the “Financial Services”).
1.2.1	Bookkeeping
(a)	Provider’s Accounting System
Provider uses the following accounting system: Apprise (the “Provider’s Accounting System”).
(b)	Exporting Provider’s Accounting System
Provider will use Provider’s Accounting System to maintain a complete set of financial records for Helix based on the financial transaction information contained in the Helix Database (the “Financial Records”). Once every 24 hours, at a time that is mutually agreeable to Provider and Helix, Provider will update the Financial Records based on any changes to the data contained in the Helix Database.
(c)	Creating Cost Centre Profiles
From time to time, Helix may identify to Provider one or more cost centres (each a “Cost Centre”). Within three Business Days of a written request to create a new Cost Centre, Provider will modify the Helix Database to create the new Cost Centre based on the information about the new Cost Centre provided by Helix. Additionally, Provider will:
(i)	upload into the Helix Database any patient database(s) relating to the new Cost Centre;
(ii)	create invoice templates that may be used by Helix for the new Cost Centre; and
(iii)	create a two digit identifier for the Cost Centre for invoices.
For any new Cost Centre that Helix requests be created, Provider may charge a fee of $150 per hour for adding such Cost Centre to the Helix Database.

Support and Management Services Agreement	CONFIDENTIAL

For purposes of clarity, the parties acknowledge and agree that the Cost Centres located in the following locations are not new Cost Centres: Arnprior, Ontario; Barrie, Ontario; Belleville, Ontario; Brampton, Ontario; Burlington, Ontario; Campbellford, Ontario; Collingwood, Ontario; Essex, Ontario; Hawkesbury, Ontario; Kingston, Ontario; Leamington, Ontario; Lindsay, Ontario; London, Ontario; Newbury, Ontario; Orleans, Ontario; Ottawa, Ontario; Peterborough, Ontario; Stittsville, Ontario; Strathroy, Ontario; Tecumseh, Ontario; Trenton, Ontario; and Windsor, Ontario.
(d)	Journals
Provider will create and maintain a journal for Helix (the “Helix Journal”) and a journal for each of the Cost Centres (each a “Cost Centre Journal”). The Helix Journal and each Cost Centre Journal will be created and maintained by Provider in a manner that is consistent with generally accepted United States accounting principles. Within 10 Business Days of the end of any of Provider’s monthly accounting period and, from time to time upon Helix’s written request, Provider will provide a complete copy of the Helix Journal and all of the Cost Centre Journals to Helix.
(e)	General Ledgers
Provider will create and maintain a general ledger for Helix (the “Helix General Ledger”) and a general ledger for each of the Cost Centres (each a “Cost Centre General Ledger”). The Helix General Ledger and each Cost Centre General Ledger will be created and maintained by Provider in a manner that is consistent with generally accepted United States accounting principles. Within 10 Business Days of the end of any of Provider’s monthly accounting period and, from time to time upon Helix’s written request, Provider will provide a complete copy of the Helix General Ledger and all of the Cost Centre General Ledgers to Helix.
(f)	Reconciliations
(i)	Per Cost Centre

Provided that Helix provides the daily deposit detail for the applicable bank accounts to Provider, Provider will perform a monthly reconciliation of the bank accounts for each Cost Centre. Provider will provide to Helix the reconciliation for a certain Cost Centre for a certain month within the later of ten Business Days of receiving the bank statement or the date Helix provides all the necessary daily deposit detail for the applicable bank account(s). A report setting out the results of the reconciliation will also be provided by Provider to Helix at that time.

(ii)	Insurance Payments

Provided that Helix provides the insurance payment information from the third party payers, Provider will perform a monthly reconciliation of insurance payments received from third party payers. Provider will provide the reconciliation to Helix within the later of ten Business Days of the last day of the applicable month or the date the Helix provides the necessary insurance payment information from the third party payers. A report setting out the results of the reconciliation will also be provided by Provider to Helix at that time.

(iii)	Resolution

Provider and Helix will use reasonable efforts to resolve any discrepancy or irregularity in the Financial Records noted as a result of the reconciliation activities described in this section 1.2.1(e).

(g)	Income Statements

Within ten Business Days of the last day of any of Provider’s monthly accounting period, Provider will provide to Helix an income statement prepared in accordance with generally accepted United States accounting principles for: (i) each Cost Centre; and (ii) Helix.

Support and Management Services Agreement	CONFIDENTIAL

(h)	Balance Sheet

Within ten Business Days of the last day of any of Provider’s monthly accounting period, Provider will provide to Helix a balance statement prepared in accordance with generally accepted United States accounting principles for Helix.

(i)	Reports

Provider shall deliver or otherwise make available to Helix, in a format acceptable to Helix acting reasonably, such financial reports as are specifically set forth in this Agreement, at the intervals set out in the Agreement.

(j)	Accounting Documents

Provider shall deliver or otherwise make available to Helix, in a format acceptable to Helix acting reasonably, such other financial documents as are reasonably requested by Helix in order to comply with Laws and Regulations.

1.2.2	Accounts Payable
Provider will maintain records for Helix’s accounts payable and provide weekly reports setting out Helix’s accounts payable to Helix. Upon the request of Helix from time to time, Provider will be responsible for preparing cheques to be used to pay Helix’s accounts payable. Once any such cheque is prepared, Provider will forward the cheque to Helix for: (i) signing; and (ii) delivery to the applicable payee.
1.2.3	Accounts Receivable
Provider will maintain records for Helix’s accounts receivable and any payments received by Helix in respect of its accounts receivable.
1.2.4	Assistance by Provider
In the event a government authority requests or performs a review of Helix’s financial records or an audit of Helix’s financial records, upon the request of Helix, Provider agrees to promptly perform, make, execute, deliver, or cause to be performed, made, executed, or delivered all such further acts and documents as Helix may reasonably require for the purpose of addressing the review or audit of Helix’s financial records. Provider’s obligations under this section only applies to financial information that is, or has been, in the possession of Provider. Upon the request of Helix, Provider will use reasonable efforts to explain any financial information that is, or has been, in the possession of Provider as well as the methods, processes and procedures used by Provider in respect of such the capture, maintenance and generation of such financial information.
1.2.5	Records
Unless Helix expressly requests the return of all of its Financial Records, Provider shall maintain Helix’s Financial Records for seven years following the expiry or termination of the Services Agreement. During that period as well as during the Term, Helix, Helix’s auditors, or any auditor designated by Helix shall be entitled, upon at least 10 days’ prior Notice to Provider, to review or audit any of the Financial Records. When requested by Helix, Provider shall provide Helix and any auditor referred to in this paragraph with access to and copies of the Financial Records as well as any further information that may be required with reference to the Financial Records. Helix and the auditors referred to in this paragraph shall have the right to remove all such documents for the purpose of making copies and shall promptly return them to the place from which they were removed. Within ten days of the Cut-over Date, or upon the request of Helix, Provider will provide to Helix a complete copy, from the Effective Date to the Cut-over Date, of Helix’s Financial Records (including the Helix Journal, each Cost Centre Journal, the Helix General Ledger, each Cost Centre General Ledger, a copy of all reconciliations, the income statements, and the balance sheets).
1.3	Installation
Provider will provide to Helix the Services described in this section 1.1 (the “Installation Support Services”).

Support and Management Services Agreement	CONFIDENTIAL

1.3.1	Installation Support — Telephone
Helix will give Provider at least five Business Days’ prior Notice of the date on which Helix intends to install the Software on Helix’s servers. Provider will ensure that at least one of its technical Representatives who is familiar with the installation and operation of the Software is available during Business Hours by telephone to respond to questions regarding the Software and other reasonable requests for assistance from the Helix Representatives responsible for installing the Software.
1.3.2	Installation Support — Remote Access
Upon the request of Helix and provided that Helix gives Provider the necessary remote access to the Helix servers on which the Software is being installed, the Provider Representative(s) described in section 1.3.1 will access the Helix servers remotely for the sole purpose of assisting with the installation of the Software.
1.4	Accounting System Integration
The Software is designed to integrate with Provider’s accounting system. Helix does not use the same accounting system as Provider, and Helix does not intend to license and install Provider’s accounting system. Consequently, Helix may require the assistance of Provider in order to integrate the Software with Helix’s accounting system. Without the prior permission of Provider, Helix may engage the services of Provider’s Representatives who are experienced with accounting system integration (the “Integration Representatives”) for no more than fifteen hours per week per each Integration Representative. Provider will ensure that at least one of its Representatives is experienced with accounting system integration. Over a six month period, Helix may not, without the prior permission of Provider, engage the Integration Representatives for more than 200 hours in the aggregate. If Helix needs to engage the Integration Representatives for any hours in addition to those noted above, Helix must first obtain the prior permission of Provider, such permission not to be unreasonably withheld or delayed by Provider.
1.5	Project Planning
Project Planning
Provider will provide to Helix the Services described in this section 1.3 (the “Project Planning Services”).
1.5.1	Transition Plan
Provider will provide to Helix the Services described in this section 1.3.1 (the “Project Planning Plan Services”).
(a)	Development
Once the Software is installed on Helix’s servers, Helix will prepare a draft plan for transitioning from Provider providing the Services described in Schedule B.1 to Helix using the Software to perform such tasks for itself (the “Draft Project Plan”).
Helix and Provider will use good faith efforts to develop a mutually agreeable version of the Draft Project Plan. Once both Helix and Provider agree in writing on a version of the Draft Project Plan, that version becomes the “Project Plan”.
The Project Plan will include:
(i)	Acceptance Testing of the Software in a non-production environment using realistic data based on the data in the then current Helix Database;
(ii)	the installation of a copy of the Helix Database on Helix servers;
(iii)
a period of time of at least one month beginning on a mutually agreeable date (the “Launch Date”) during which: (A) Provider continues to provide the Services described in this Schedule B.1 and the systems used by Provider to do so remain Helix’s production systems; and (B) Helix begins to use the Software to perform the same tasks for itself (i.e. in parallel);

(iv)
a period of time of at least one month beginning on a mutually agreeable date (the “Cut-over Date”) during which: (A) Provider continues to provide the Services described in this Schedule B.1 but the systems used by Provider to do so cease to be Helix’s production systems; and (B) Helix continues to use the Software to perform the same tasks and Helix’s systems used to operate the Software become Helix’s production systems; and

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(v)	a back-out plan should any material problem with Helix’s ability to perform for itself the Services described in Schedule B.1 occur within 30 days of the Cut-over Date.
(b)	Implementation of Project Plan
Helix will use reasonable efforts to complete any tasks for which it is responsible in accordance with the Project Plan. Provider will use reasonable efforts to complete any tasks for which it is responsible in accordance with the Project Plan.
2. MAINTENANCE
When possible, any maintenance of the infrastructure used by Provider to perform the Services described in this Schedule B.1 will be conducted at the times set out below (the “Maintenance Window”):

Day of the Week	Hours

Saturday and Sunday	Any time during weekends

Monday to Friday	Between 9PM and 6AM local time in West Palm Beach, Florida
Maintenance conducted during a Maintenance Window is “Scheduled Maintenance”. With respect to a specific instance of maintenance to be conducted outside the Maintenance Window, such instance will be Scheduled Maintenance if Provider gives Helix at least one Business Days advance Notice. From time to time, Provider may need to conduct unscheduled maintenance in order to respond to an emergency situation that affects the infrastructure used by Provider to perform the Services described in this Schedule B.1. Should such a situation occur, Provider will promptly inform Helix of the occurrence by telephone and email.
3. REPORTS
3.1	Reports in Report Catalogue Module
The reports below are provided in the Report Catalogue module and can be created on an ad-hoc basis through the Software by Helix’s Representatives. All reports will be as/is in their form that existed prior to the Effective Date, without special modification by Provider. If changes are required, a Service Order needs to be submitted.

Reporting Period
(e.g., daily, weekly,
bi-weekly, monthly
	Report	Content of Report	or upon request)
1.	Appointment — 48 Hour Follow up Call List	Lists the patients that have received a new hearing aid the previous day and will need a follow up call the following day.	Daily — on demand

2.	Appointments by Professional	Prints all appointments for a specific day, sorted by professional.	Daily — on demand

3.	Appointments by Room	Prints all appointments for a specific day, sorted by room.	Daily — on demand

4.	Appointment — Cancellation/No Show Report	Lists patients having appointments for the past 2 weeks that have an appointment status of ‘Cancel’ or ‘No Show’ and do not have a future appointment scheduled. Not activated in Canada.	Daily — on demand

5.	Appointment — Confirmation Report	Prints all appointments for a specific day, sorted by room or professional. It also indicates the appointment notes. Choose ‘Print All Appointments’ and ‘Sort by Professional by Time’.	Daily — on demand

6.	Appointment — HAEs Booked over 2 Weeks	Lists all HAEA appointments later than 2 weeks from the report date.	Daily — on demand

10.	Duplicate Patient Report	Lists all patients in a Cost Centre’s database(s) with identical names.	Daily — on demand

12.	EOD — Insurance Billing	Lists all invoices created on the query date that require additional information or billing attachments on fee-for-service transactions that have an insurance amount.	Daily — on demand

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Reporting Period
(e.g., daily, weekly,
bi-weekly, monthly
	Report	Content of Report	or upon request)
13.	EOD — Missing Data Report	Lists patients that are missing information required for billing. This must be corrected everyday to close the record keeping for a Cost Centre at the End of Day.	Daily — on demand

14.	EOD — Required Information Report	Lists information missing in CMS that will prevent a Cost Centre from performing closing procedures at the end of the day.	Daily — on demand

15.	EOD Summary — Invoices/Returns	Lists all invoices and returns created and voided on the query date.	Daily — on demand

16.	EOD Summary — Payments/Refunds	Lists all payments and refunds created and voided on the query date.	Daily — on demand

17.	Medical Clearance Form	Prints on-demand copy of the medical clearance form.	Daily — on demand

18.	Order Status Report	Lists all orders (new hearing aids and repairs) that are not yet delivered.	Daily — on demand

19.	Patient Self-Assessment of Communication (SAC)	Prints a copy of the Patient Self-Assessment of Communication (SAC) to be completed by a patient.	Daily — on demand

20.	Payment Plan QUOTE	Prints a payment plan quote form for counselling purposes.	Daily — on demand

21.	Payment Plan Report	Lists all patients currently enrolled in an active Helix payment plan. Although Helix does not use the CMS payment plan form, this report will identify the patients with outstanding hearing aid payments.	Daily — on demand

22.	Preferred Appointment List	Lists patients with the ‘Pref Appt’ box checked on the individual ‘Appointment’ screen. This indicates patients who desire an earlier appointment if an opening develops.	Daily — on demand

23.	Transaction Summary	Lists all the day’s transactions divided into different categories.	Daily — on demand
3.2	Additional Reports
3.2.1
All Orders Report. For a period of time of up to six months from the Effective Date, subject to an extension pursuant to section 4 below, upon the request of Helix, which request may be made only once every seven days, Provider will compile, within two Business Days of Helix’s request, the report set out below. This report will be provided in a Microsoft Excel format.

Report	Content of Report
1. All Orders Report	This report provides order, patient and appointment detail for orders created within a given date range by Cost Centre. This is not a standard report generated in the Software.
3.2.2
Daily Delivery Report (DDR). For a period of time of up to six months from the Effective Date, subject to an extension pursuant to section 4 below, Provider will compile the report set out below. This report will be provided in a Microsoft Excel format.

Report	Content of Report

1. Daily Delivery Report (DDR)	Every morning, Provider will provide, by noon (local time in Hawkesbury, ON) to one or more of Helix’s Representatives, as identified by Helix to Provider from time to time, an updated monthly report on the sales status for each Cost Centre. This report will indicate the goals (as determined by Helix from time to time), the deliveries and expected deliveries (as determined by Helix from time to time) for each Cost Centre and for Helix as a whole for each of any of Provider’s monthly accounting period.

This report will follow the same format as the form of daily delivery report used by Provider as of the Effective Date. The daily delivery report will be divided the following into columns.

(a) “Delivery Goal” refers to the total sales expected from a Cost Centre;

(b) “Delivery Actual” refers to the sales that have been delivered up to and including the day before this report was generated;

(c) “Delivery Scheduled” refers to the sales that are expected to be delivered during the remainder of the month. (A fitting appointment has been booked.);

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Report	Content of Report
(d) “Delivery Total” refers to the total of actual and expected sales;

(e) “Difference” refers to the amount still needed to reach the goal;

(f) “Order $$” refers to the total of new orders entered in the Software the previous day;

(g) “Actual Average / Day”;

(h) “Outstanding Goal Delivery”;

(i) “Outstanding Deliveries” refers to the total of all orders that are not delivered to date;

(j) “% Scheduled” refers to the percentage of the ‘Outstanding Deliveries’ that are scheduled in the Software;

(k) “HAE Goal”;

(l) “HAE Actual” refers to the actual number of HAEs completed to date in a month;

(m) “HAE Scheduled” refers to the number of HAEs that are booked in the Software;

(n) “Misc. Goal Revenue” refers to the expected sales from items that are not hearing aids;

(o) “Misc. Revenue” refers to the actual sales from items that are not hearing aids; and

(p) “$ to Total” refers to the percentage of the ‘Delivery Total’ that is from ‘Misc. Revenue’.
4. DURATION OF DATA MANAGEMENT SERVICES, SOFTWARE MANAGEMENT SERVICES AND FINANCIAL SERVICES
Provider shall commence providing the Services described in this Schedule B.1 on the Effective Date and, unless terminated earlier in accordance with the provisions of the Services Agreement, shall provide them for six months (the “Initial Business Transition Support Term”). Helix in its sole discretion may extend the Initial Business Transition Support Term for a period of up to three additional months by giving Provider at least five Business Days’ Notice of its intention to extend the Initial Business Transition Support Term prior to the expiration of the Initial Business Transition Support Term. If the Initial Business Transition Support Term is extended, Provider will continue to provide the Services described in this Schedule B.1 for the extension period.

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SCHEDULE B.2
ONGOING SUPPORT
1. DESCRIPTION
Training
Provider will provide to Helix the Services described in this section 1.1 (the “Training Services”).
(a)	Web-based Training
Provider will make the following web-based training programs available to Helix’s Representatives:
(i)	Provider will host a web-based training session in the form of an interactive presentation via DimDim.com, which presentation can be archived for future viewing by Helix’s Representatives.
(b)	In-person Training
In the first six months of the Term, Provider will provide at least 30 hours of training with respect to the Software to up to 20 Representatives of Helix. The training will be held at Provider’s premises noted at the start of this Agreement or a suitable training facility near Provider’s premises, during Business Hours, on mutually agreeable days.
1.2	Maintenance
Provider will provide to Helix the Services described in this section 1.4 (the “Maintenance Services”).
1.2.1	Updates
Provider will use best efforts to provide to Helix all Updates to the Software with the exception of external softwares such as Outlook, Word, Excel, SQL. With each Update provided, Provider will also provide a reasonably detailed written description of the nature and scope of the Update and its impact on the Software.
1.3	Ongoing Support
Provider will provide to Helix the Services described in this section 1.3 (the “Remote Support Services”).
1.3.1	Help Desk
Provider will establish a technical help desk that will respond to requests for technical assistance from Representatives of Helix, made by telephone or email during Business Hours.
The hours of operation for Provider’s help desk are between: 8:00 a.m. and 6:00 p.m. local time in West Palm Beach, Florida on Business Days.
Provider’s Representatives who staff Provider’s help desk will respond to and acknowledge requests for assistance and other inquiries promptly and in any event in accordance with the following table:

Manner in Which the Request or Inquiry
was Made	Response Time

Telephone	Immediately

Email	Within four hours of the request

Using Provider’s Web-based Tool for Submitting Requests	Within four hours of the request
Provider will use a commercially reasonable system for tracking requests for assistance with respect to the Software.

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1.3.2	Contacting the Help Desk
Provider will provide a toll free telephone number for accessing Provider’s help desk. The toll free telephone number may be accessed within Canada and the United States. Provider may change the toll free number on 30 days’ prior Notice to Helix. The current toll free number is: 1-888-411-3277 (extension 161).
Provider will provide an email address for accessing Provider’s help desk. Provider may change the email address on 30 days’ prior Notice to Helix. The current email address is: helpdesk@hearusa.com.
1.3.3	Requests for Assistance
Provider will: (i) maintain the Software so that it continues to comply with the specifications and requirements incorporated in and forming part of the License Agreement, and where not inconsistent therewith, with the Documentation provided with the Software; (ii) use best efforts to make available to Helix all Updates other than Updates to accommodate any new release of an operating system or any other software identified in the Documentation as necessary in order to run the Software; and (iii) ensure that its technical staff are available during Business Hours to respond to Helix’s questions, provide updates with respect to the resolution of incidents relating to the Software, resolve such incidents and correct deficiencies in the Software according to the severity-based timelines identified in the table below:

Severity	Condition	Resolution Time* **	Updates
Level 1	Major function or process is inoperative and unable to process required transactions.	Provide a correction or bypass for the problem within 24 hours of receipt of the request for assistance.	Every four Business Hours and when significant progress is made with respect to the resolution of the incident

Level 2	Function or process is inoperative but circumventable in a manner that is reasonable in the circumstances.	Provide a correction for the problem within three Business Days of receipt of the request for assistance.	Every Business Day and when significant progress is made with respect to the resolution of the incident

Level 3	Minor problem that does not affect the normal operation of the Software.	Provide a correction for this problem in the next Update of the Software.	When the release date for the applicable Update is scheduled by Provider.

*
When calculating the amount of time Provider takes to provide a correction or a bypass for a problem, any time during which Provider is prevented from working towards a correction or a bypass because: (i) Provider has requested in writing and is waiting for further information relating to the incident from Helix; or (ii) Provider is waiting for Helix to provide remote access to the Software being run by Helix, shall not be used in the calculation.

**
If Provider (using reasonable efforts and a copy of the Software as provided to Helix running on Provider’s technology infrastructure) is unable to reproduce a problem with the Software reported by Helix, it is reasonable for Provider to determine that the problem is a problem with Helix’s technology infrastructure and not the Software.

1.3.4	Reports
If Helix encounters any difficulties in generating, printing or saving any reports in the Software, Provider will use reasonable efforts to assist Helix in determining the cause of such difficulties and will assist Helix to resolve such difficulties.

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SCHEDULE B.3
FEES
2. SERVICES
Business Transition Support
Helix will pay the following amounts with respect to Business Transition Support:

		Total of All
Services	Quarterly Fees	Quarterly Fees	Payment Schedule
Data Management Services (the Services described in section 1.1 of Schedule B.1)	$60,000	$240,000	Commencing on the first day after the end of the first quarter from the Effective Date, $100,000.00 is to be paid at such time, and then on the first day after the end of each of the next three subsequent quarters, $100,000.00 is to be paid, until $400,000.00 in total has been paid. Each of the above-noted payments are only due and payable and shall be as noted above.
Financial Services (the Services described in section 1.2 of Schedule B.1)	$25,000	$100,000
Installation Support Services (the Services described in section 1.3 of Schedule B.1)	$5,000	$20,000
Accounting System Integration (the Services described in section 1.4 of Schedule B.1)	$5,000	$20,000
Project Planning Support Services (the Services described in section 1.5 of Schedule B.1)	$5,000	$20,000
Totals	$100,000	$400,000

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Ongoing Support
Helix will pay the following amounts with respect to Ongoing Support:

		Total of All
Services	Monthly Fees	Monthly Fees	Payment Schedule
Training Services (the Services described in section 1.1 of Schedule B.2)	$55,400	$997,200	Commencing on the date which is the first monthly anniversary of the Effective Date, $77,777.77 is to be paid, and thereafter, on each subsequent date which is the monthly anniversary date of the Effective Date, for a period of sixteen months from the first payment noted above, $77,777.77 is to be paid. On the date which is eighteen months from the first monthly anniversary of the Effective Date, an amount of 77,777.91 is to be paid. Each of the above-noted payments are only due and payable and shall be paid as noted above.
Maintenance Services (the Services described in section 1.2 of Schedule B.2)	$2,600	$46,800
Remote Support Services (the Services described in section 1.3 of Schedule B.2)	$19,777.77 for first 17 payments then $19,777.91 for final payment	$356,000
Totals	$77,777.77 for first 17 payments then $77,777.91 for final payment	$1,400,000
2. RATES APPLICABLE TO SERVICES PERFORMED ON A TIME AND MATERIALS BASIS
Provider may charge up to $150.00 per hour for each of Provider’s Representatives who perform any additional services agreed to in a Service Order.
After the first year of the Term and no more than once per calendar year, Provider may increase the rates sets out in this section 2 by an amount not to exceed the percentage change in the consumer price index (all items index for the Province of Ontario) or any successor index during the immediately preceding calendar year provided that Provider gives Helix at least 90 days’ prior Notice of the effective date of the increase.

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SCHEDULE C
CONFIDENTIALITY AND PRIVACY
1. CONFIDENTIALITY
1.1	Definitions and Background.
(a)
“Confidential Information” means any and all information and materials, which: (i) are designated in writing, as confidential at the time of disclosure, or (ii) a reasonable person, having regard to the circumstances, would regard as confidential, including Personal Information. For clarity, the Software and the “Documentation”, as defined in the License Agreement, are Confidential Information.

(b)
Both parties recognize that the protection of any Confidential Information provided or made available by either party or from whom access is otherwise obtained, is of vital importance to the party who provided it or made it available or from whom access is otherwise obtained.

(c)
Both parties acknowledge that Confidential Information may include Personal Health Information and that protecting the privacy of the individuals to whom such information relates is of paramount concern.

(d)
“Disclosing Party” means, with respect to any item of Confidential Information, the party who provides or otherwise makes available such Confidential Information to the other party, or from whom access to the Confidential Information is otherwise obtained, either directly or indirectly.

(e)	“Recipient” means, with respect to any item of Confidential Information, the party who receives or otherwise obtains access to such information.
1.2	Exceptions. Confidential Information does not include information which:
(a)	is or at any time is made generally available to the public by the Disclosing Party, but only after it becomes generally available to the public;
(b)	is known to the Recipient (as substantiated by cogent and reliable written evidence in the Recipient’s possession) free of any restrictions at the time of disclosure;
(c)	is independently developed by the Recipient through individuals who have not had either direct or indirect access to the Confidential Information; and
(d)
is rightfully obtained by the Recipient, without any obligation of confidence of any kind, from a third party who had a right to transfer or disclose it to the Recipient free of any obligation of confidence.

The above listed exceptions do not apply in the case of Confidential Information that is also Personal Information.
1.3
Required by Law. The Recipient will not be liable for disclosure of Confidential Information if disclosure is required by law, provided that the Recipient, to the extent permitted by applicable Laws and Regulations, notifies the Disclosing Party of any such requirement as soon as legally permissible, so that the Disclosing Party may seek a protective order or other relief. Notwithstanding the foregoing, the provisions of this section 1.3 will not permit Provider to disclose any Personal Information under any law which is not applicable in the Province of Ontario.

1.4
Ownership. As between the parties, each party is the owner of its Confidential Information, and except to the extent set out in this Agreement, no interest, licence or other right in or to its Confidential Information is granted to the other party or implied simply by the disclosure of the Confidential Information.

1.5	Warranties. EXCEPT TO THE EXTENT EXPRESSLY SET OUT OTHERWISE IN THE AGREEMENT:
(a)	ALL CONFIDENTIAL INFORMATION PROVIDED BY OR ON BEHALF OF THE DISCLOSING PARTY IS PROVIDED ON AN “AS IS” BASIS, WITHOUT ANY WARRANTY, REPRESENTATION OR CONDITION OF ANY KIND.
(b)
WITHOUT LIMITING SECTION 1.5(a), EACH PARTY EXPRESSLY EXCLUDES THE FOLLOWING REPRESENTATIONS, CONDITIONS AND WARRANTIES WITH RESPECT TO ITS CONFIDENTIAL INFORMATION: ACCURACY, COMPLETENESS OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OR OTHER RIGHTS OF THIRD PARTIES.

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1.6	Recipient’s Obligations. The Recipient will:
(a)	keep the Disclosing Party’s Confidential Information confidential and secure;
(b)
use the Disclosing Party’s Confidential Information only in accordance with this Agreement and only for the purpose of fulfilling its obligations and exercising its rights under this Agreement and will not directly or indirectly disclose, destroy, exploit or use any Confidential Information of the Disclosing Party for any other purpose;

(c)
use at least the same degree of care to protect the Disclosing Party’s Confidential Information as the Recipient uses to protect its own confidential information of a like nature, but in any event will not use a standard of care that is less than a reasonable standard of care, taking into account the sensitivity of any applicable items of Confidential Information;

(d)
not disclose the Disclosing Party’s Confidential Information to any person other than the Recipient’s Representatives and, in the case of Helix, the Clinics who have a need to know it for the purposes described in paragraph (b) above and who are bound by a written contract to keep confidential the confidential information of third parties including the Confidential Information, at least to the same extent as set forth in this Agreement;

(e)	not make copies of any of the Disclosing Party’s Confidential Information or modify it other than as expressly permitted under this Agreement;
(f)	not remove any confidentiality, copyright or other proprietary rights notices from any of the Disclosing Party’s Confidential Information including from any copies of such Confidential Information;
(g)	upon demand, inform the Disclosing Party of the location of the Disclosing Party’s Confidential Information and the measures that the Recipient has taken to preserve its confidentiality; and
(h)
notify the Disclosing Party immediately upon becoming aware of any unauthorized copying, disclosure or use of the Disclosing Party’s Confidential Information by the Recipient or by any Representative or other individual or entity to whom the Recipient has disclosed Confidential Information pursuant to this Agreement, and make a commercially reasonable effort to minimize the effect of any such use or disclosure.

1.7
Equitable Relief. Each party acknowledges that the Confidential Information of the other party is of value to the other party or to its suppliers and that any breach of this Agreement will cause irreparable injury to the other party or to any third party to whom the other party owes a duty of confidence, and that any such injury to the other party or to any such third party may be difficult to calculate and inadequately compensable in damages. Consequently, each party agrees that in addition to any other remedies that the other party may have, the other party will be entitled to obtain injunctive and other equitable relief, as a matter of right without proving injury, and any other remedy for any actual or potential breach of this Agreement.

1.8
Return of Confidential Information. The Recipient will, at any time upon request of the Disclosing Party and upon termination of this Agreement, immediately return the Disclosing Party’s Confidential Information and all copies thereof in any form whatsoever under the power or control of Recipient, to the Disclosing Party, provided that: (a) to the extent that the Recipient is not reasonably able to return any such Confidential Information, the Recipient may, with the consent of the Disclosing Party, destroy such Confidential Information and provide the Disclosing Party with a destruction certificate signed by an appropriate officer of Recipient certifying such destruction; (b) the Recipient will be entitled to retain Confidential Information if so required by applicable Laws and Regulations. However, the Recipient will have no obligation to return any Confidential Information of the Disclosing Party that is incorporated in or forms part of any Work Product and Services to be provided under this Agreement, and which the Recipient is entitled to use during the Term of this Agreement or at any time thereafter, and without limiting the foregoing, the Recipient is not required to return any Confidential Information for which any right or license is granted to the Recipient that survives the expiration or termination of this Agreement.

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2. PRIVACY
2.1	Personal Information. The parties will, at all times, comply with all applicable Laws and Regulations pertaining to the protection of Personal Information.
2.2	Assistance.
(a)	Each party will promptly provide a reasonable response to any questions posed by the other from time to time with respect to compliance with section 7 of this Agreement and this Schedule C.
(b)
Without limiting any other obligation of Provider under this Agreement and promptly upon request, Provider will provide Helix with all such reports, information, cooperation and assistance, as may be requested by Helix from time to time, such co-operation, information and assistance to be provided without cost but with Helix covering Provider’s reasonable out-of-pocket expenses (but not legal fees), to enable Helix to comply with any and all requirements to which Helix is subject under any applicable Laws and Regulations pertaining to the protection of Personal Information (including but not limited to PHIPA).

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SCHEDULE D
DISPUTE RESOLUTION
1. DEFINITION OF DISPUTE
1.1 “Dispute” means any dispute or controversy between Provider and Helix (collectively the “Parties” and individually a “Party”)) with respect to any matter arising out of or in connection with this Agreement or otherwise related to this Agreement.
2. GENERAL PRINCIPLES
2.1 Application. Except where expressly excluded from the provisions of this Schedule D, all Disputes will be resolved by employing the procedures provided for in this Schedule D.
2.2 Injunctive Relief. For clarification, the provisions of this Schedule D will not limit or restrict the right of either Party to seek injunctive relief or to bring any action in any court of law with respect to any dispute, controversy or claim relating to the improper use or misappropriation of Intellectual Property Rights or breach of confidentiality or breach of privacy.
2.3 Suspension. Subject to the terms of this Agreement, unless requested or otherwise agreed by the other party in writing to do so, neither party will stop or suspend its performance under this Agreement pending the resolution of any Dispute.
2.4 Early Resolution. All Disputes that may arise with respect to any matter governed by this Agreement will to the fullest extent possible be resolved collectively by the Parties’ Representatives, or any person designated by any of them to deal with any category of Dispute.
2.5 Third Parties. The Parties shall cooperate to facilitate the participation at any Person that either Party reasonably believes can contribute to the resolution of any Dispute.
3. RESOLUTION
3.1
Escalation Process to Resolve a Dispute. If the Parties’ Representatives are unable to resolve a Dispute within 10 Business Days, then the Dispute will be referred to the President (or substantial equivalent) of each party for resolution (each an “Executive”). The Executives will make all reasonable efforts to resolve the Dispute within 20 Business Days of its referral. Each Party will ensure that its Executive has the necessary authority to resolve that Dispute on behalf of that Party.

3.2	Arbitration
(a)
If the time periods set out in section 3.1 of this Schedule D applicable to any Dispute expire without that Dispute being resolved, either Party may upon Notice to the other Party, initiate arbitration of the Dispute in accordance with the Rules of the American Arbitration Association (or its successor) in effect at the date of commencement of such arbitration to the extent that the provisions of such rules are not inconsistent with the provisions of this Agreement (the “Rules”).

(b)
If the arbitrator fails to render a decision within 30 days following the final hearing of the arbitration or any extension of time thereto granted with the written consent of both Parties, either Party may terminate the appointment of the arbitrator and a new arbitrator will be appointed in accordance with these provisions.

(c)	The arbitration will:
(i)	be before a single arbitrator appointed in accordance with the Rules;
(ii)	take place in Buffalo, New York at a time, date and place specified by the arbitrator unless otherwise agreed in writing by Helix and Provider; and
(iii)
will be final and binding and may be enforced in the same manner as a judgment or order to the same effect, and no appeal will lie therefrom except on questions of law or the jurisdiction of the arbitration.

(d)	The arbitrator will:
(i)	not be interested financially in this Agreement or in either Party’s business;
(ii)	not be employed by either Party or employed by a person engaged by either Party;

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(iv)	be required to make his award as soon as possible, and if at all practicable, within 10 days after the conclusion of the arbitration hearing, and the arbitrator:
(v)	may appoint independent experts and any other person to assist him or her in the hearing of the arbitration;
(vi)	may determine all questions of law and jurisdiction including questions as to whether the dispute is arbitrable;
(vii)	may determine any question of fact including questions of good faith, dishonesty or fraud arising in the Arbitration;
(viii)	may order any Party to furnish such further details of that Party’s case, as to fact or law, as it may require;
(ix)	may require or permit the Parties to give evidence under oath or solemn affirmation;
(x)	may order the Parties or either of them to make interim payments towards the costs of the Arbitration;
(xi)	has the right to grant permanent and interim damages or injunctive relief, and
(xii)
will have the discretion to award costs including reasonable legal fees, interest and costs of the arbitration; provided that the Arbitrator will not have the right to award any punitive or other damages specifically excluded by this Agreement.

(e)
Unless the Parties will at any time otherwise agree in writing, the arbitrator will have the power, on the application of either of the Parties or of its own motion (but in either case only after hearing or receiving any representations from the Parties concerned that it determines in its discretion to be appropriate):

(i)	to allow other parties to be joined in the Arbitration with their express consent, and make a single final award determining all disputes between them;
(ii)	to allow any Party, upon such terms (as to costs and otherwise) as it will determine, to amend its claim, defence, reply, counter-claim or defence to counter-claim;
(iii)	to extend or abbreviate any time limits provided by these Rules or by its directions;
(iv)
to direct the Parties to exchange written statements, whether or not verified by oath or affirmation, of the evidence of witnesses, and direct which of the makers of such statements are to attend before it for oral examinations;

(v)	to determine what witnesses (if any) are to attend before it, and the order and manner (including cross-examination) in which, and by whom, they are to be orally examined;
(vi)	to conduct such further or other inquiries as may appear to it to be necessary or expedient;
(vii)	to order the Parties to make any property or thing available for its inspection or inspection by another Party and inspect it in their presence;
(viii)
to order the Parties to produce to it, and to each other for inspection, and to supply copies of, any documents or classes of documents in their respective possession, control or power that it determines to be relevant;

(ix)	to order the preservation or storage of any property or thing under the control of any of the Parties relevant to the Dispute before it; and
(x)	to make interim orders for security for costs for any Party’s own costs, and to secure all or part of any amount in dispute in the Arbitration.
(f)	Each Party will:
(i)	cooperate with the arbitrator;
(ii)	provide the arbitrator with all information in its possession or under its control necessary or relevant to the matter being determined;

Support and Management Services Agreement	CONFIDENTIAL

(iii)	use its best efforts to cause any arbitration hearing that may be held hereunder to be:
(A)	started as soon as practicable, and not later than 60 days of when the arbitrator is appointed; and
(B)	completed as soon as practicable, and if possible, within one day.
(g)	Disputes involving more than two parties will be settled by one arbitration, as determined by the arbitration procedures adopted in this clause.
(h)	Where by this clause any Dispute is to be referred to arbitration, the making of a final award will be a condition precedent to any right of action by either Party against the other.
(i)	Judgment upon an award, including any interim award, rendered by the arbitrator may be entered in any Court having jurisdiction thereof.
(j)	The arbitrator’s fee will be equally shared by the Parties. The fees of any independent experts and any other persons appointed to assist the arbitrator will be shared equally by the Parties.
3.4 Confidentiality. The existence of any Dispute being resolved under this Schedule D and any steps or proceedings taken by the Parties in connection therewith will be deemed to be Confidential Information of the Parties, except to the extent that disclosure of such information is necessary in connection with proceedings instituted in a court of competent jurisdiction permitted in this Agreement.